Exhibit 99.1

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in the “Risk Factors” section below and in the documents incorporated by reference herein.

Our Company

We are a natural gas production company with operations focused in the Marcellus and Utica Shales of the Appalachian Basin. Based on average daily sales volume, we are the largest producer of natural gas in the United States with approximately 27.6 Tcfe of proved natural gas, NGLs and crude oil reserves as of December 31, 2023.

We are committed to responsibly developing our world-class asset base and being the operator of choice for all stakeholders. By promoting a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable low-cost energy. We measure sustainability through our best-in-class team and culture, ESG-focused operations, substantial inventory of core drilling locations and strong balance sheet. We believe that the scale and contiguity of our acreage position differentiates us from our Appalachian Basin peers and that our evolution into a modern, digitally-enabled exploration and production business enhances our strategic advantage.

Our operational strategy focuses on the successful execution of combo-development projects. Combo-development refers to the development of several multi-well pads in tandem. Combo-development generates value across all levels of the reserves development process by maximizing operational and capital efficiencies. In the drilling stage, rigs spend more time drilling and less time transitioning to new sites. Advanced planning, a prerequisite to pursuing combo-development, facilitates the delivery of bulk hydraulic fracturing sand and piped fresh and recycled water (as opposed to truck-transported water), and provides the ability to continuously meet completions supply needs and the use of environmentally friendly technologies. Operational efficiencies realized from combo-development are passed on to our service providers, which reduces overall contract rates.

The benefits of combo-development extend beyond financial gains to include environmental and social interests. We have developed an integrated ESG program that interplays with our combo-development-driven operational strategy. Core tenets of our ESG program include investing in technology and human capital; improving data collection, analysis and reporting; and engaging with stakeholders to understand, and align our actions with, their needs and expectations. Combo-development, when compared to similar production from non-combo-development operations, translates into fewer trucks on the road, decreased fuel usage, shorter periods of noise pollution, fewer areas impacted by midstream pipeline construction and shortened duration of site operations, all of which fosters a greater focus on safety, environmental protection and social responsibility.

We believe that combo-development projects are key to delivering sustainably low well costs and higher returns on invested capital. We have implemented a robust capital allocation strategy directed at responsibly developing our assets while also returning capital to our shareholders through a combination of dividends, strategic share repurchases and debt retirements. We are also focused on maintaining investment grade credit metrics, which allows us to capture a lower cost of capital and further enhance shareholder returns.

We also believe that the benefits of our operating model can be magnified through select strategic transactions, such as the recently completed Tug Hill and XcL Midstream Acquisition, and part of our strategy includes creating value through mergers and acquisitions, divestitures, joint ventures and similar business transactions, as well as investing in energy transition opportunities directed at complementing, and in certain cases diversifying, our core business operations. For example, we are currently in the early stages of exploring a possible sale of certain of our non-operated natural gas properties, leases and wellbores in the Marcellus Shale (the “Non-Operated Properties”), which non-operated assets collectively generated less than 10% of our total sales volume during the fourth quarter of 2023. At this time, we have made no decision regarding whether to pursue such a sale transaction, and there can be no assurance that a sale of the Non-Operated Properties, or any portion of the Non-Operated Properties, will ultimately be pursued or completed. Any such sale of the Non-Operated Properties would be pursued opportunistically and only if we consider the transaction terms then-available to us in the market to be favorable. In the event a sale of some or all of the Non-Operated Properties is completed, we currently expect that we would use the proceeds therefrom to reduce debt and/or for other general corporate purposes.

Our operations consist of one reportable segment. We have a single, company-wide management team that administers all properties as a whole rather than by discrete operating segments. We measure financial performance as a single enterprise and not on an area-by-area basis. Substantially all of our assets and operations are located in the Appalachian Basin.

Recent Developments

Tug Hill and XcL Midstream Acquisition

On August 22, 2023, we completed our acquisition (the “Tug Hill and XcL Midstream Acquisition”) of the upstream oil and gas assets of THQ Appalachia I, LLC (the “Tug Hill Upstream Seller”) and the gathering and processing assets from THQ-XcL Holdings I, LLC (the “XcL Midstream Seller” and, together with the Tug Hill Upstream Seller, the “Tug Hill and XcL Midstream Sellers”) through our acquisition of all of the issued and outstanding membership interests of each of THQ Appalachia I Midco, LLC and THQ-XcL Holdings I Midco, LLC in exchange for 49,599,796 shares of EQT’s common stock and approximately $2.4 billion in cash, subject to customary post-closing adjustments.

As a result of Tug Hill and XcL Midstream Acquisition, we acquired approximately 90,000 net West Virginia acres, approximately 800 MMcfe per day of current net production, approximately 145 miles of midstream gathering pipeline, compression and gas processing assets and approximately 55 miles of connected water infrastructure with four centralized storage facilities.

Convertible Notes Redemption

On January 2, 2024, EQT issued an irrevocable notice of redemption (the “redemption notice”) for all of its outstanding 1.75% Convertible Senior Notes due 2026 (the “Convertible Notes”) and announced that it would redeem any Convertible Notes outstanding on January 17, 2024 in cash for 100% of the principal amount, plus accrued and unpaid interest on such Convertible Notes to, but excluding, such redemption date.

Pursuant to the indenture governing the Convertible Notes, in lieu of surrendering their Convertible Notes for redemption, holders of the Convertible Notes could elect to convert their Convertible Notes at any time before 5:00 p.m., New York City time, on January 12, 2024. In the redemption notice, EQT announced that it would settle all such conversions solely in shares of its common stock (at a rate of 69.0364 shares per $1,000 principal amount of Convertible Notes), except that any fractional shares that would otherwise be deliverable would be paid out in cash.

As of December 29, 2023, the aggregate principal amount of the Convertible Notes was $290,177,000. Between January 2, 2024 and January 12, 2024, Convertible Notes with an aggregate principal amount of $289,594,000 were validly surrendered for conversion and 19,992,482 shares of EQT’s common stock were or will be issued to the holders of such Convertible Notes. The remaining $583,000 in principal amount of Convertible Notes will be redeemed by EQT on January 17, 2024.

In connection with the issuance of the Convertible Notes in April 2020, EQT entered into capped call transactions (the “Capped Call Transactions”) with certain financial institutions (the “Capped Call Counterparties”) to reduce the potential dilution to EQT’s common stock upon any conversion of Convertible Notes at maturity and/or offset any cash payments EQT is required to make in excess of the principal amount of such converted notes. Pursuant to the Capped Call Transactions, which are currently outstanding, upon their expiration in 2026, EQT would receive approximately $125 million (in cash and/or shares of EQT’s common stock at EQT’s election) in the aggregate from the Capped Call Counterparties, assuming EQT’s common stock price at such time is above a specified cap price (which cap price is currently approximately $18 per share and is subject to customary adjustments, including for dividends declared on EQT’s common stock). EQT may enter into agreements with some or all of the Capped Call Counterparties to terminate the Capped Call Transactions prior to their expiration.

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Term Loan Amendment

On November 9, 2022, EQT entered into a Credit Agreement (as amended on December 23, 2022 and April 25, 2023, the “Term Loan Credit Agreement”) with PNC Bank, National Association, as administrative agent, and the other lenders party thereto, under which EQT had commitments to borrow unsecured term loans in a single draw in an aggregate principal amount of up to $1.25 billion to partially finance the Tug Hill and XcL Midstream Acquisition. On August 21, 2023, EQT borrowed $1.25 billion thereunder.

On January 16, 2024, EQT entered into a third amendment to the Term Loan Credit Agreement (the “Term Loan Amendment”) with PNC Bank, National Association, as administrative agent, and the other lenders party thereto to, among other things, extend the maturity date of the Term Loan Credit Agreement from June 30, 2025 to June 30, 2026. The Term Loan Amendment will become effective upon a prepayment of the principal amount of the term loans outstanding under the Term Loan Credit Agreement in an amount such that outstanding term loans do not exceed $750 million (the “Prepayment”), the consummation of this offering and the satisfaction of customary closing conditions.

The net proceeds from this offering is expected to fund the Prepayment, in whole or in part. However, the consummation of this offering is not conditioned upon the effectiveness of the Term Loan Amendment.

Summary 2023 Year-End Proved Reserve Data

The following table sets forth summary information with respect to our proved natural gas, NGLs and crude oil reserves as of December 31, 2023:

	Natural Gas (Bcf)	NGLs and Crude Oil (MMbbl)	Total (Bcfe)(a)
Proved developed reserves	18,186	229	19,558
Proved undeveloped reserves	7,609	72	8,039
Total proved reserves	25,795	301	27,597

(a)	NGLs and crude oil reserves were converted at the rate of one barrel being equivalent to 6,000 cubic feet of natural gas.

Our estimate of proved natural gas, NGLs and crude oil reserves was prepared by our engineers and audited by Netherland, Sewell & Associates, Inc., an independent consulting firm hired by our management. Our estimated proved reserves were determined using average first-day-of-the-month closing prices in the period of January through December 2023 in accordance with SEC guidance. For natural gas volumes, the average Henry Hub spot price of $2.637 per MMBtu was adjusted for energy content, transportation fees and market differentials. For NGL and oil volumes, the average West Texas Intermediate spot price of $78.21 per barrel was adjusted for quality, transportation fees and market differentials. All prices do not give effect to derivative transactions and are held constant throughout the lives of the properties.

Select Preliminary Fourth Quarter 2023 Results

For the fourth quarter of 2023, we expect net sales volumes to be between 560 Bcfe and 570 Bcfe, compared to our previously announced guidance range of 525 Bcfe to 575 Bcfe.

For the fourth quarter of 2023, our average realized price, including the impact of cash settled derivatives, is expected to be between $2.70 and $2.80 per Mcfe. In addition, our average differential is expected to be between $(0.77) and $(0.73) per Mcf, compared to our previously announced guidance range of $(0.80) to $(0.70) per Mcf.

For the fourth quarter of 2023, we expect to report a total gain on derivatives of $672 million. In addition, for the fourth quarter of 2023, we expect to report (i) net cash settlements received on derivatives of $276 million, of which $239 million relates to net cash settlements received on NYMEX natural gas hedge positions and $37 million relates to net cash settlements received on basis and liquids hedge positions, and (ii) $91 million of premiums paid for derivatives that settled during the period.

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For the fourth quarter of 2023, capital expenditures are expected to be between $530 million and $560 million, compared to our previously announced guidance range of $525 million to $575 million.

We have prepared the above estimates in good faith based upon our internal reporting and accruals as of and for the three months ended December 31, 2023. Such estimates are preliminary and inherently uncertain and subject to change as we finalize our financial and operating data for the fourth quarter of 2023. There can be no assurance that our final results for the fourth quarter of 2023 will not differ materially from these estimates. Important factors that could cause actual results to differ materially are set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

Estimated 2024 Capital Expenditures

We expect our capital expenditures for 2024 to be between $2.15 billion and $2.35 billion. We expect to allocate the estimated capital expenditures as follows: approximately $1,650 million to $1,780 million to fund reserve development, approximately $220 million to $245 million to fund midstream and other infrastructure, approximately $170 million to $185 million to fund land and lease acquisitions, approximately $70 million to $80 million applied towards capitalized overhead and approximately $40 million to $60 million applied to capitalized interest and other items.

These estimates are based on our current expectations and subject to change. Important factors that could cause actual results to differ materially are set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

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